Exhibit 99.1

Investor Contact: Megan McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

Spire completes acquisition of MoGas and Omega pipeline systems

Businesses join Spire’s existing midstream infrastructure.

ST. LOUIS (January 19, 2024) - Spire Inc. (NYSE: SR) today announced it has completed its acquisition of MoGas Pipeline (MoGas), an interstate natural gas pipeline, and Omega Pipeline (Omega), a connected gas distribution system, from CorEnergy Infrastructure Trust, Inc. (OTC: CORR, CORRL).

The acquisition was completed for $175 million, subject to customary closing adjustments. The businesses will join Spire’s existing midstream infrastructure, including Spire Storage and Spire STL Pipeline. As a result of the acquisition, MoGas will operate under the new legal name Spire MoGas Pipeline LLC.

“Spire MoGas and Omega are ideal fits with our existing businesses and will further enhance our ability to serve customers in Missouri,” said Steve Lindsey, Spire president and chief executive officer.

Spire MoGas Pipeline consists of approximately 263 miles of interstate natural gas pipelines, primarily in Missouri, and interconnects with Spire STL Pipeline to deliver gas to Spire Missouri’s growing customer base in St. Charles, Franklin and western St. Louis counties, among other utility, municipal, industrial and commercial customers. Spire MoGas Pipeline also interconnects with three other interstate pipelines and is regulated by the Federal Energy Regulatory Commission.

Omega Pipeline is an approximately 75-mile natural gas distribution system primarily serving Fort Leonard Wood Army Base in south-central Missouri and is interconnected with the Spire MoGas Pipeline system.

For more about Spire’s midstream business, visit spireenergy.com/midstream.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.